 Exhibit 10.2

AMENDMENT TO PERSONAL EMPLOYMENT AGREEMENT

This AMENDMENT TO EMPLOYMENT AGREEMENT (this “Amendment”) is made effective as of April 1, 2013 (the “Effective Date”), by and between LabStyle Innovation Ltd., a company organized under the laws of the State of Israel (the “Company”) and Erez Rephael (the "Employee").

WHEREAS	Employee and Company have entered into a Personal Employment Agreement dated October 11, 2012 (the "Employment Agreement"); and

WHEREAS	Employee has requested to amend certain terms and conditions set forth in the Employment Agreement and the Company agreed as set forth herein.

NOW, THEREFORE, in consideration of the respective agreements of the parties contained herein, the parties agree as follows:

1.	Capitalized Terms. Any capitalized terms not defined in this Amendment shall have the meaning ascribed to it in the Employment Agreement.

2.	Amendments to the Employment Agreement.

The following Amendments to the Employment Agreement shall be effective as of the Effective Date:

2.1	Section 11 to the Employment Agreement (Social Benefits) shall be deleted and replaced in its entirety to read as follows:

“11. Insurance and Social Benefits. The Company will insure the Employee under a "Manager's Insurance Scheme" and/or a pension plan, as per the Employee’s request (the "Insurance Scheme") as follows: (i) the Company will pay an amount equal to 5% (five percent) of the Salary towards a fund for life insurance and pension; (ii) the Company will pay an amount of up to 2.5% (two percent and one half of a percent) of the Salary for a fund for the event of loss of working ability ("Ovdan Kosher Avoda"); and (iii) the Company will pay an amount equal to 8 1/3% (eight percent and one third of a percent) of the Salary towards a fund for severance compensation (the "Company’s Severance Contribution"). Similarly, at the beginning of each month the Company shall deduct from the Salary an amount equal to 5% of the Salary for the preceding month, and shall pay such amount as premium payable in respect of the provident compensation component of the Insurance Scheme. Additionally, the Company together with the Employee will maintain an advanced study fund ("Keren Hishtalmut") and the Employee and the Company shall contribute to such fund an amount equal to 2.5% (two percent and one half of a percent) and 7.5% (seven percent and one half of a percent) of an amount of NIS 30,000, respectively. All of the Employee's aforementioned contributions shall be transferred to the above referred to plans and funds by the Company by deducting such amounts from each monthly Salary payment.”

2.2	Section 8 of Exhibit A to the Employment Agreement shall be amended that, as of the Effective Date, the Employee’s monthly Salary shall be NIS 37,500.

3.	No Other Amendments. Upon the execution hereof, this Amendment shall have the effect of amending the Employment Agreement only in so far as required to give effect to the provisions herein. Unless otherwise specifically provided for herein, all other terms and conditions of the Employment Agreement shall remain in full force and effect.

4.	Entire Agreement. Upon execution, this Amendment shall be deemed an integral part of the Employment Agreement, and the Agreement shall be read as one amended agreement for all purposes.

IN WITNESS WHEREOF, the Company and the Employee have executed this Amendment effective as of the Effective Date.

Employee:	The Company:

/s/ Erez Raphael	/s/ Shilo Ben Zeev
Erez Raphael	LabStyle Innovation Ltd.
Name: Shilo Ben Zeev
Title: President and COO